Exhibit 99.1

Premier People,

Products and Services

NEW RELEASE
Premcor Inc. 1700 East Putnam Suite 400 Old Greenwich, CT 06870 203-698-7500 203-698-7925 fax

PREMCOR REACHES AGREEMENT WITH ENCANA TO JOINTLY CONDUCT DESIGN AND ENGINEERING STUDY TO UPGRADE THE LIMA REFINERY

OLD GREENWICH, Connecticut, November 29, 2004 – Premcor Inc. (NYSE: PCO) today announced that its indirect wholly owned subsidiary, The Premcor Refining Group Inc., has reached agreement with EnCana Midstream & Marketing, a partnership of EnCana Corporation (“EnCana”) (NYSE: ECA), to jointly conduct a preliminary design and engineering study of the modifications necessary to upgrade Premcor’s refinery located in Lima, Ohio, to process Canadian heavy crude oil blends.

The design and engineering study is expected to be completed in approximately six to nine months. Provided the study indicates an acceptable investment plan, Premcor and EnCana intend to form a 50-50 joint venture. Premcor’s primary contribution to the joint venture would include the Lima refinery and related assets, which today have a value in excess of $1 billion. EnCana would contribute an equivalent amount in cash to the joint venture for the upgrade project. If additional funding is necessary, each partner would contribute 50 percent. Final capital and financial arrangements will be negotiated as part of the project’s definitive agreement. Major capital expenditures are not expected to be required before 2006. The agreement announced today also provides for the sale of Canadian heavy crude oil blends to the joint venture by EnCana. Completion and start-up of the upgrade project is expected in 2008.

Thomas D. O’Malley, Premcor’s Chairman and Chief Executive Officer, said, “This is an ideal project for Premcor. In 2001, we completed a similar but larger project at our refinery in Port Arthur, Texas. It was completed on time and on budget. That billion dollar project has, for almost four years, achieved operating rates and economics above the levels forecast when the project was originally conceived. The team that supervised that project is largely intact and will form the base of the group managing the overall project at Lima.”

Jefferson F. Allen, Premcor’s Chief Executive Officer-elect, said, “This agreement lays out a very attractive structure for Premcor to pursue upgrading the Lima refinery. EnCana is the logical partner for Premcor in this effort, bringing a reliable, long-term, North American heavy crude oil supply and a strong balance sheet and cash flow for the upgrade project. EnCana would be able to grow its oilsands production, and the upgraded Lima refinery would be able to process these incremental heavy, high-sulfur crude oil barrels. In our preliminary evaluation of this project, we have used a 10% - 15% earnings accretion hurdle. We believe this is achievable.”

Allen went on to say, “Both EnCana and Premcor will benefit from this arrangement. The heavy crude oil supply agreement would be structured to provide an equitable investment return for both Premcor’s share of the project and for EnCana’s investment in new crude oil production and the refinery upgrade. The upgraded Lima refinery would have the ability to process 200,000 barrels per day of Canadian heavy crude oil blends, resulting in increased production of higher-value finished transportation fuels. The upgraded facility would produce more gasoline and on-road diesel to help better meet the current regional demand. This project would also help ease some of the burden on the demand for light, low-sulfur crude oil in the Midwest, which has contributed to higher prices affecting the consumer. This is a much needed project given the worldwide refining industry’s current challenge to meet the existing and growing demand for clean transportation products.”

Henry M. Kuchta, Premcor’s President and Chief Operating Officer, said, “Working with local and state agencies, the upgrade project would bolster the local and state economies. The Lima refinery currently employs more than 400 full-time employees. On an on-going basis, new permanent jobs and service needs would be created to run the upgraded refinery. During construction, the upgrade project would add more than 1,000 new construction jobs. Also, during construction we would install advanced pollution control technologies to assist in reducing emissions at the facility. Safety and the environment are top priorities at Premcor. We are committed to the safe operation of the facility, the welfare of our workers and local communities, and the protection of the environment.”

Premcor will host a conference call at 11:00 a.m. (EST) on Tuesday, November 30, 2004 to discuss the agreement with EnCana. The meeting will also be webcast live on the Investor Relations section of the Premcor Inc. website at www.premcor.com. Slides for the conference call will also be included on the Investor Relations section of our website.

Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company’s current expectations with respect to future market conditions, future operating results, the future performance of its refinery operations, and other plans. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate, and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiary, The Premcor Refining Group Inc., including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K.

###

Contacts:

Premcor Inc.

Karyn Ovelmen, (203) 698-5669 (Media/Investors)